Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-160595 on Form N-1A of our reports dated May 17, 2024, relating to the financial statements and financial highlights of Schwab Ariel ESG ETF and Schwab Crypto Thematic ETF, both a series of the Schwab Strategic Trust (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm,” “The Actual Portfolio,” and “Portfolio Holdings Disclosure” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 24, 2024